Exhibit 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to that certain Employment Agreement dated July 1, 2010 (this “Amendment”) is made by and between Gold Resource Corporation (the “Company”) and Joe Rodriguez (the “Employee”), effective as of October 10, 2013, with reference to the following facts:

WHEREAS, (i) the Company and the Employee entered into that certain Employment Agreement effective July 1, 2010 (the “Agreement”) and (ii) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the provisions contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment. The Agreement is hereby amended as follows:

1.1 Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“1. Employment; Duties. The Company hereby agrees to employ the Employee effective as of October 10, 2013 (the “Effective Date”) as its Chief Financial Officer, and the Employee hereby agrees to serve in such capacity. Employee shall be responsible for performing such duties as are customarily performed by the chief financial officer, including but not limited to, oversight of the Company’s tax and financial accounting and reporting functions including preparation, review and execution of the Company’s periodic compliance reports to be filed with securities regulators, budgeting and financial forecasting, and for any other duties assigned by the Chief Executive Officer (“CEO”), President or Board of Directors of the Company. The Employee shall at all times report to and take direction from the CEO, President or Board of Directors and shall perform such additional duties not inconsistent with his position as shall be designated from time to time by the Company.”

1.2 Section 4.1 of the Agreement is hereby deleted and replaced in its entirety with the following:

“4.1 Base Salary. As compensation for the Employee’s services rendered hereunder, the Company shall pay to the Employee a base salary at an annual rate equal to two hundred twenty-five thousand dollars ($225,000) (the “Base Salary”). The Base Salary shall be payable to the Employee on a monthly basis in accordance with the Company’s standard policies for management personnel.”

2.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflict of laws of such state.

3.	Counterparts. This Amendment may be executed in separate counterparts, each of which so executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument and any one of which may be used to evidence this Amendment.

4.	Severability. All provisions of this Amendment are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Amendment and the parties hereto agree to cooperate to provide a legal substitute for any provision which is prohibited by law.

5.	Entire Agreement; Modifications and Amendments. This Amendment, together with the Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral and written, between the parties with respect to the subject matter hereof. No provision of this Amendment may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the parties to this Amendment.

IN WITNESS WHEREOF, each of the parties hereto have executed this Amendment to be effective as of the date first written above.

THE COMPANY:
Gold Resource Corporation, a Colorado corporation

By:	/s/ Jason Reid
Name:	Jason Reid
Title:	Chief Executive Officer and President

EMPLOYEE:

By:	/s/ Joe Rodriguez
Joe Rodriguez

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective July 1, 2010 between Gold Resource Corporation, a Colorado corporation (the “Company”), and Joe Rodriguez (the “Employee”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company wishes to engage the Employee’s services upon the terms and conditions hereinafter set forth; and

WHEREAS, the Employee wishes to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual promises set forth below, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment; Duties. The Company hereby agrees to employ the Employee effective as of the date first above written (the “Effective Date”) as its Corporate Controller, and the Employee hereby agrees to serve in such capacity. Employee shall be responsible for accounting and financial services and any other duties assigned to him by the Chief Executive Officer (“CEO”) or in his absence the President of the Company. The Employee shall at all times report to and take direction from the CEO, and shall perform such additional duties not inconsistent with his position as shall be designated from time to time by the Company.

2. Best Efforts. The Employee agrees to use his best efforts to promote the interests of the Company and shall, except for illness, reasonable vacation periods and leaves of absence, devote his full business time and energies to the business and affairs of the Company. The Employee shall be permitted to perform material outside business endeavors only with the approval of the CEO, President or Board of Directors, provided that such outside activities do not interfere with the performance of the Employee’s duties. The Employee may also engage in work for charitable, benevolent, civic or educational purposes so long as such endeavors do not interfere with the Employee’s duties hereunder.

3. Term of Agreement. The term of this Agreement shall commence on the Effective Date and such term and the employment hereunder shall continue, unless earlier terminated in accordance with the provisions of Section 5, for a period of three years (the “Original Term”). On the third anniversary of the effective date of this Agreement and on each subsequent anniversary thereafter, the term of the Employee’s employment shall be automatically extended one additional year unless, prior to 120 days before such anniversary, the Company shall have delivered to the Employee or the Employee shall have delivered to the Company written notice that the term of the Employee’s employment hereunder will not be extended. The period of employment of the Employee by the Company, commencing with the Effective Date and continuing until termination of the employment by expiration or notice hereunder, in accordance with Section 5 or otherwise, shall be known as the “Term of Employment.”

4. Compensation.

4.1 Base Salary. As compensation for the Employee’s services rendered hereunder, the Company shall pay to the Employee a base salary at an annual rate equal to one hundred twenty-five thousand dollars $125,000 (the “Base Salary”). The Base Salary shall be payable to the Employee on a monthly basis in accordance with the Company’s standard policies for management personnel.

4.2 Incentive Compensation. With respect to each calendar year or portion thereof, beginning with calendar year 2010, the Employee shall be eligible to receive incentive compensation, including but not limited to, bonuses, stock options and other perquisites, payable solely in the discretion of the Chief Executive Officer of the Company (“CEO”).

4.3 Benefits. The Employee shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company’s employees, including group health, dental and life insurance, 401(k) plan and vacation pay. The Employee shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies established from time to time. Reimbursement shall be made to the extent such expenses are deductible by the Company in accordance with applicable Internal Revenue Service rules. The Employee shall be entitled to three weeks of paid vacation per year and all paid holidays.

4.4 Cellular Phone. The Company shall, during the Term of Employment, provide the Employee with and pay for the Employee’s use of a cellular phone for business and reasonable personal use.

4.5 Office, Equipment and Assistance. The Company shall provide for the Employee all facilities, equipment and services suitable to his position and adequate for the performance of his duties. The Employee will be required to perform the services and duties described in Section 1 primarily at the Denver location of the Company.

5. Termination of Employment Relationship.

5.1 Death. This Agreement shall terminate immediately upon the death of the Employee. In such event, the Company shall pay Employee’s estate an amount equal to 12 months Base Salary, such amount being payable within 90 days after his death.

5.2 Disability. This Agreement shall not terminate upon the temporary disability of the Employee, but the Company may terminate this Agreement upon Employee’s permanent disability (“Total Disability”). In such event, the Company shall pay Employee an amount equal to twenty-four (24) months Base Salary, such amount being payable within 90 days after such termination, such amount being reduced by any disability insurance thereafter to be received by Employee for which the Company pays all the premiums and of which Employee is the beneficiary. The Board of Directors shall make a determination of the Total Disability of the Employee based upon the definition of disability contained in any disability insurance policy owned by the Company and insuring against the disability of the Employee, and if the Company does not have such a policy, then by reference to any policy owned by the Employee. If no such policy exists or if such policy does not comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Total Disability shall be based upon the inability of the Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any such determination by the Board of Directors shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board of Directors.

5.3 Termination by the Company. This Agreement may be terminated by the Company for “Cause” and, in such event, the term of employment shall terminate at the termination date designated by the Company. For the purpose of this paragraph, “Termination for Cause” or “Cause” shall include the following:

(a) Failure by the Employee to substantially perform his duties hereunder;

(b) Conviction of criminal conduct by the Employee that adversely affects the reputation of the Employee or the Company or adversely impacts the ability of the Employee to perform the duties required hereunder.

(c) Engagement by the Employee in the use of narcotics or alcohol to the extent that the performance of his duties is materially impaired;

(d) Material breach of the terms of this Agreement by the Employee or failure to substantially comply with proper instructions of the CEO, President or Board of Directors;

(e) Willful misconduct by the Employee which is materially injurious to the Company, other than business decisions made in good faith; or

(f) Any act or omission on the part of the Employee not described above, but which constitutes material and willful misfeasance, malfeasance, or gross negligence in the performance of his duties to the Company.

5.4 Termination by the Employee. The Employee may terminate this Agreement for “Good Reason.” For purposes of this paragraph, “Good Reason” shall mean:

(a) Any assignment to the Employee of any duties materially inconsistent with the position described in Section 1 hereof;

(b) Any material diminution of the duties of the Employee then-existing without the written consent of the Employee;

(c) Any removal of the Employee from the position described in Section 1 hereof without the Employee’s written consent, except in connection with termination of the Employee pursuant to Section 5.1, 5.2 or 5.3 hereof;

(d) A reduction in the Employee’s rate of compensation, or a material reduction in the Employee’s fringe benefits, or any other failure of the Company to comply with Section 4 of this Agreement; or

(e) Other material breach of this Agreement by the Company.

A Change in Control. The Employee may terminate this Agreement following a “Change of Control” of the Company. For purposes of this paragraph, a “Change of Control” shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company; (ii) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transactions occurring during a period of not more than twelve months; (iii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation; or (iv) the Company shall sell substantially all of its assets to another corporation which is not a wholly owned subsidiary.

Any termination by the CEO or Board of Directors pursuant to Section 5.2 or 5.3 or by the Employee pursuant to Section 5.4 shall be communicated by written Notice of Termination to the other Party hereto. “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.

The Employee’s obligations under Section 6 regarding confidentiality shall survive any termination of this Agreement by the Employee, by the Company or otherwise.

5.4 Payment Upon Termination.

(a) If this Agreement is terminated by the Company for Cause, or the Employee resigns without Good Reason, during the Term of Employment, the Employee shall not be entitled to severance pay of any kind but shall be entitled to be reimbursed for all reasonable business expenses incurred by the Employee and shall be paid the Base Salary earned by the Employee prior to the effective date of termination or resignation, and all obligations of the Company under Section 4 hereof shall terminate upon the designated termination date, except to the extent otherwise required by law.

(b) In the event that the Employee is terminated without Cause or the Employee resigns with Good Reason, the Company shall pay to the Employee an amount equal to thirty-five (35) months Base Salary at the rate prevailing for the Employee immediately prior to such termination as severance pay, payable in accordance with the Company’s normal payroll. The Employee shall also be entitled to receive benefits to which he was entitled immediately preceding the date of termination for a similar period, including but not limited to health and dental insurance. Notwithstanding the foregoing, the timing of the payments described in this subsection (b) of Section 5.4 may be modified if, and only if, necessary to comply with the provisions of Section 409A such that the amounts payable to the Employee are paid to him in the year in which such income is required to be included in his gross income for tax purposes.

(c) The parties agree that this Agreement is intended to comply with the requirements of Section 409A and the regulations and other guidance promulgated thereunder or an exemption from 409A. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee” (as described in Section 409A) on the date of his separation from service, any amount to which the Employee would otherwise be entitled during the first six (6) months following separation of service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is therefore not exempt from Section 409A as involuntary separation pay or a short-term deferral will be accumulated and paid in a single lump sum cash payment (without interest) on the earlier of (i) the first business day of the seventh (7th) month following the date of such “separation from service” (as defined under Section 409A) or (ii) the date of the Employee’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein. For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.

6. Confidentiality and Non-Disclosure.

6.1 Confidential Information. The Employee and the Company recognize that due to the nature of his engagement under this Agreement, and the relationship of the Employee to the Company, the Employee has had access to and has acquired or will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Company and its affiliates, including trade secrets as defined in the Colorado Uniform Trade Secrets Act and information with respect to their present and prospective products, services, systems, software, data, customers, agents, processes, and sales and marketing methods. The Employee acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that disclosure of it to or its use by others could cause substantial loss to the Company. The Employee will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at all times after the expiration of the Term of Employment.

6.2 Remedy. In the event of a breach or threatened breach by the Employee of any of the provisions of this Section 6, the Company shall be entitled to injunctive relief, restraining the Employee and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Section 6. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages. The provisions of this Section 6 shall survive the termination of this Agreement and the termination of the Employee’s employment.

7. Miscellaneous.

7.1 Assignability. The Employee may not assign his rights and obligations under this Agreement without the prior written consent of the Company, which consent may be withheld for any reason or for no reason.

7.2 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.

7.3 Entire Agreement. This Agreement, and any attachments hereto, constitute the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior agreements or understandings among the Parties hereto with respect to the subject matter hereof.

7.4 Amendments. This Agreement shall not be amended or modified except by a writing signed by both Parties hereto.

7.5 Waiver. The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same provision, nor shall the waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado without regard to the conflict of laws of such State. The benefits of this Agreement may not be assigned nor any duties under this Agreement be delegated by the Employee without the prior written consent of the Company, except as contemplated in this Agreement. This Agreement and all of its rights, privileges, and obligations will be binding upon the Parties and all successors and agreed to assigns thereof

7.6 Binding Agreement. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Employee, his heirs, personal and legal representatives, guardians and permitted assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor or assignee of the Company, including any entity that may be merged with or into the Company.

7.7 Headings. The headings or titles in this Agreement are for the purpose of reference only and shall not in any way affect the interpretation or construction of this Agreement.

7.8 No Conflict. The Employee represents and warrants that he is not subject to any agreement, order, judgment or decree of any kind which would prevent him from entering into this Agreement or performing fully his obligations hereunder.

7.9 Survival. The rights and obligations of the Parties shall survive the Term of Employment to the extent that any performance is required under this Agreement after the expiration or termination of such Term of Employment.

7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

7.11 Notices. Any notice to be given hereunder by either Party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the Parties at the addresses appearing following their signatures below, or upon the employment records of the Company but either Party may change its or his address by written notice in accordance with this paragraph.

7.12 Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

7.13 Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the prevailing Party shall be entitled to reasonable attorney fee, costs and expenses.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have properly and duly executed this Agreement to be effective as of the date first written above.

THE COMPANY:

Gold Resource Corporation

By:	/s/ David Reid
Name:	David Reid
Title:	Vice President

EMPLOYEE:

/s/ Joe A. Rodriguez
Joe A. Rodriguez